Home Equity Loan-Backed Term Notes, GMACM Series 2001-HE4
	Payment Date	07/25/2003

Servicing Certificate	Group 1
Beginning Pool Balance	185,536,092.12
Beginning PFA	0.00
Ending Pool Balance	170,858,237.29
Ending PFA Balance	-
Principal Collections	14,567,986.38
Principal Draws	-
Net Principal Collections	14,567,986.38
Active Loan Count	5,525

Interest Collections	1,269,369.02

Weighted Average Net WAC Rate	5.81322%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	0.000%
Class A-2	75,130,673.24	68,953,582.92	0.4596906	6,177,090.32	316,174.92	0.00	11.28%	5.050%
Class A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	3.950%
Class A-4	18,208,231.38	9,759,166.41	0.1182084	8,449,064.97	68,736.07	0.00	1.60%	4.530%
Class A-5	84,556,000.00	84,556,000.00	1.0000000	0.00	400,231.73	0.00	13.83%	5.680%
Notional IO Class	61,129,000.00	61,129,000.00	1.0000000	0.00	407,526.67	0.00	0.00%	8.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	7,641,187.50
Overcollateralization Amount Increase (Decrease)	(51,699.54)
Outstanding Overcollateralization Amount	7,589,487.96
Required Overcollateralization Amount	7,641,187.50

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,162,923.80		43	0.68%
Delinquent Loans (60 Days)*	658,336.12		21	0.39%
Delinquent Loans (90 Days)*	410,327.52		14	0.24%
Delinquent Loans (120 Days)*	225,990.68		8	0.13%
Delinquent Loans (150 Days)*	80,662.95		4	0.05%
Delinquent Loans (180+ Days) *	143,554.84		5	0.08%
Foreclosure	655,536.80		19	0.38%
REO	-		0	0.00%
Bankruptcy	1,968,331.49		68	1.15%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

		Percent of
	Liquidation To-Date	Pool Balance
Beginning Net Loss Amount	1,089,458.13
Current Month Loss Amount	109,868.45
Current Month Recoveries	25,392.58
Ending Net Loss Amount	1,173,934.00	0.63%

	Recovery To-Date
Beginning Recovery Amount	12,411.93
Current Month Recovery Amount	25,392.58
Ending Recovery Amount	37,804.51

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To Close Account - Balance due GMAC	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
To Close Account - Balance due Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-